Exhibit 3.2

SECOND CERTIFICATE OF AMENDMENT

OF

THE SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

REVAL HOLDINGS, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

REVAL HOLDINGS, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Corporation’s Second Amended and Restated Certificate of Incorporation is hereby amended as set forth below:

1. Article IV of the Corporation’s Second Amended and Restated Certificate of Incorporation is amended by deleting the first paragraph of such Article IV in its entirety and inserting the following provision in lieu thereof:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) Sixty Five Million (65,000,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”); and (ii) Fifty Million Six Hundred Sixty Thousand Five Hundred Fifty (50,660,550) shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).”

2. The first paragraph of Part B of Article IV of the Company’s Second Amended and Restated Certificate of Incorporation is amended by deleting it in its entirety and inserting the following provision in lieu thereof:

“The Preferred Stock shall be divided into three (3) series. Twenty-Eight Million (28,000,000) shares of the authorized Preferred Stock of the Corporation are hereby designated as “Series A Preferred Stock.” Eleven Million Five Hundred Seventy-Eight Thousand Five Hundred Seventy-Two (11,578,572) shares of the authorized Preferred Stock of the Corporation are hereby designated as “Series B Preferred Stock.” Eleven Million Eighty One Thousand Nine Hundred Seventy Eight (11,081,978) shares of the authorized Preferred Stock of the Corporation are hereby designated as “Series C Preferred Stock.” Each series of Preferred Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article IV refer to sections and subsections of Part B of this Article IV.”

SECOND: The foregoing amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation was duly adopted by vote of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer, this 9th day of March, 2012.

REVAL HOLDINGS, INC.

By:	/s/ Jiro Okochi
Jiro Okochi
President and Chief Executive Officer